PROMISSORY NOTE

Date:         January 1, 1998           Principal:        $394,854

Term:         6 Year                    Interest Rate:    12% Fixed

1. Principal. FOR VALUE RECEIVED, the undersigned, EMS Solutions, Inc., a Wisconsin corporation ("Borrower") with offices at N56 W16743 Ridgewood Dr. Ste 300, Menomonee Falls, WI 53051, promises to pay to the order of Effective Management Systems, Inc., its successors and assigns ("Lender"), at its offices located at 12000 W. Park Pl., Milwaukee, WI 53224 or such other location as is designated by Lender, the principal sum of $394,854, together with interest as set forth below.

2. Interest Rate. The interest rate hereunder shall be equal to 12% per annum compounded annually. The unpaid balance from time to time outstanding shall bear interest after default or maturity (whether by acceleration or otherwise) at 12% per annum. Interest shall be computed daily based upon a 360-day year.

3. Term. Borrower shall repay principal and interest on this loan in 72 equal monthly payments of approximately $7,500 but specifically as set forth in the attached and herein incorporated amortization schedule, with the first such payment due February 1, 1998. Each payment shall be first applied to interest accrued and unpaid to the date payment is received and any remainder shall be applied to principal except that Borrower shall have 10 days grace period before payment shall be deemed in default and if paid within such period no additional shall be applied.

4. Deferrals. No additional deferral of time of payment shall be valid unless the holder consents in writing with reference to this Note and, if such deferral is granted, the deferred amount shall bear interest at 12% per annum from the original due date and shall become an additional obligation under this Note. Borrower hereby waives presentment, protest, and notice of dishonor and gives consent to holder to extend time, accept partial payments, and to compound, release or delay enforcement of rights against any party liable under this Note.

5. Default. Upon a second default in payment in any 12 month period and written notice to Borrower within 90 days of such second default, or, upon written notice, in the event Borrower ceases to exist, becomes insolvent or the subject of bankruptcy or insolvency proceedings, the entire principal balance may be accelerated by Lender and, if so, shall become immediately due and payable. Interest after maturity on the unpaid principal balance hereunder shall be charged at 12% per annum. In the event of default, Borrower agrees to pay all expenses of collection, including reasonable attorneys' fees.

In Witness Whereof, the signatories represent full authority to enter into this Note on behalf of their respective parties and that each has carefully reviewed the Note and consulted with such experts and advisors as each felt appropriate. This Note is executed in Milwaukee, WI.

EMS Solutions, Inc.

By:
      Richard E. Ray, Controller

Receipt Acknowledged
Effective Management Systems, Inc.

By:
      Michael D. Dunham, President